EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

As independent public accountants, we hereby consent to the use in the current report on Amendment No. 1 to Form 8-K/A of Transaction Systems Architects, Inc. dated June 1, 2007, of our report dated March 10, 2006 relating to the financial statements of P&H Solutions, Inc. as of December 31, 2005 and 2004, and for each of the two years in the period ended December 31, 2005.  It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2005 or performed any audit procedures subsequent to the date of our report.

/s/ VITALE, CATURANO & COMPANY, LTD

Boston, Massachusetts

June 1, 2007

6